                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                                ELMAGCO, INC.,
                            A DELAWARE CORPORATION
                                 ("ELMAGCO"),

                                BEGEMANN, INC.
                            A DELAWARE CORPORATION
                                  ("SELLER")

                                      AND

                BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.,
                            A DELAWARE CORPORATION
                                   ("BUYER")



                                 JUNE 22, 1998

                               TABLE OF CONTENTS


                           STOCK PURCHASE AGREEMENT
                                 BY AND AMONG
                                BEGEMANN, INC.
                                  ("SELLER"),
                                 ELMAGCO, INC.
                                  ("ELMAGCO")
                                      AND
                BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.,
                                   ("BUYER")

ARTICLE I.  PURCHASE AND SALE OF SHARES.........................................   1
  1.1   Purchase and Sale.......................................................   1
  1.2   Purchase Price..........................................................   2
  1.3   Preparation of Initial and Final Effective Date Financial Statements....   3
  1.4   Purchase Price Adjustment...............................................   5
  1.5   Method of Payment.......................................................   6
  1.6   338(h)(10) Election; Tax Liability; Allocation of Purchase Price........   6

ARTICLE II.  CLOSING............................................................   7
  2.1   The Closing.............................................................   7
  2.2   Termination.............................................................   7
  2.3   Breakup Fee.............................................................   8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER AND ELMAGCO..............   9
  3.1   Organization, Good Standing and Qualification...........................   9
  3.2   Authorization...........................................................   9
  3.3   Capital of Elmagco......................................................  10
  3.4   Title...................................................................  10
  3.5   Subsidiaries............................................................  10
  3.6   No Violation............................................................  11
  3.7   Title to Assets.........................................................  12
  3.8   Condition of Assets.....................................................  12
  3.9   Accounts Receivable.....................................................  12
 3.10   Insurance Policies......................................................  13
 3.11   Employee Benefits.......................................................  13
 3.12   Labor Contracts.........................................................  16
 3.13   Financial Statements....................................................  16
 3.14   Taxes...................................................................  17
 3.15   Litigation..............................................................  17
 3.16   Absence of Material Adverse Change; Conduct of Business.................  18
 3.17   Authorization for this Agreement........................................  19
 3.18   Compliance with Laws....................................................  19

 3.19   Compliance with Environmental Laws......................................  20
 3.20   Contracts...............................................................  21
 3.21   Real Property and Leases................................................  22
 3.22   Inventory...............................................................  23
 3.23   Personal Property.......................................................  23
 3.24   Bank Accounts, Guarantees and Powers....................................  24
 3.25   Patents, Trademarks and Licenses........................................  24
 3.26   Permits.................................................................  25
 3.27   Transactions with Affiliates............................................  25
 3.28   Disclosure..............................................................  25
 3.29   Consents and Approvals..................................................  26
 3.30   Brokerage or Finder's Fees..............................................  26
 3.31   Year 2000 Compliance....................................................  26
 3.32   Purchase for Own Account................................................  27
 3.33   Suppliers...............................................................  28
 3.34   Customers...............................................................  29
 3.35   Performance Bonds; Letters of Credit....................................  29

ARTICLE IV.  REPRESENTATIONS OF BUYER...........................................  30
  4.1   Organization and Good Standing..........................................  30
  4.2   Authorization...........................................................  30
  4.3   No Violation............................................................  30
  4.4   Governmental Consents...................................................  31
  4.5   Capitalization of Buyer.................................................  31
  4.6   Brokerage or Finder's Fee...............................................  32

ARTICLE V.  COVENANTS OF SELLER AND ELMAGCO.....................................  32
  5.1   Conduct of the Business Pending Closing.................................  32
  5.2   Access to Information...................................................  34
  5.3   Consents of Third Parties...............................................  34
  5.4   Hart-Scott-Rodino.......................................................  34
  5.5   Covenant of Cooperation.................................................  34

ARTICLE VI.  COVENANTS OF BUYER.................................................  35
  6.1   Consents of Third Parties...............................................  35
  6.2   HSR Act.................................................................  35
  6.3   Confidentiality.........................................................  35
  6.4   Nonsolicitation.........................................................  36
  6.5   Covenant of Cooperation.................................................  36

ARTICLE VII.  CONDITIONS TO CLOSING.............................................  37
  7.1   Conditions to Seller's Obligations......................................  37
  7.2   Conditions to Buyer's Obligations.......................................  38

ARTICLE VIII.  DELIVERIES AT CLOSING............................................  41
  8.1   Deliveries of Seller and Elmagco........................................  41
  8.2   Deliveries of Buyer.....................................................  42

ARTICLE IX.  INDEMNITY AND OTHER POST-CLOSING OBLIGATIONS.......................  43
  9.1   General Indemnity.......................................................  43
  9.2   Escrow..................................................................  45
  9.3   Defense of Claims.......................................................  47
  9.4   Participating Distributees..............................................  48

ARTICLE X.  MISCELLANEOUS PROVISIONS............................................  49
 10.1   Notice..................................................................  49
 10.2   Entire Agreement........................................................  50
 10.3   Binding Effect; Assignment..............................................  50
 10.4   Counterparts............................................................  51
 10.5   Waiver; Consent.........................................................  51
 10.6   Other and Further Covenants of Seller...................................  51
 10.7   Governing Law...........................................................  51
 10.8   Expenses................................................................  52
 10.9   Public Announcements....................................................  52
10.10   Severability............................................................  52
10.11   Incorporation by Reference..............................................  52

ARTICLE XI.  DISPUTE RESOLUTION.................................................  52
 11.1   Dispute Resolutions.....................................................  52

                                   SCHEDULES


Schedule 3.1        Organization, Good Standing and Qualification
Schedule 3.4        Title of Shares
Schedule 3.5        Subsidiaries
Schedule 3.7        Permitted Liens
Schedule 3.9        Account Receivables of Elmagco and the Subsidiaries
Schedule 3.10       Insurance Policies
Schedule 3.11(a)    Pension Plans
Schedule 3.11(b)    Welfare Plans
Schedule 3.11(c)    Compensation Programs
Schedule 3.13       Financial Statements
Schedule 3.14       Tax Disputes
Schedule 3.15       Litigation
Schedule 3.16       Absence of Material Adverse Change; Conduct of Business
Schedule 3.20       Contracts
Schedule 3.21       Real Property and Leases
Schedule 3.22       Inventory
Schedule 3.23       Personal Property
Schedule 3.24       Bank Accounts, Guarantees and Powers
Schedule 3.25       Patents, Trademarks and Licenses
Schedule 3.26       Permits
Schedule 3.27       Transactions with Affiliates
Schedule 3.29       Consents and Approvals
Schedule 3.33       Suppliers
Schedule 3.34       Customers

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 22nd day of June 1998, by and among Elmagco, Inc., a Delaware corporation ("Elmagco"), with its principal place of business at 500 Industrial Blvd., Sugar Land, Texas 77478; Begemann, Inc., a Delaware corporation ("Seller"), with its principal place of business at 500 Industrial Blvd., Sugar Land, Texas 77478 and Boots & Coots International Well Control, Inc., a Delaware corporation, with its principal place of business at 5151 San Felipe, Suite 450, Houston, Texas 77056 ("Buyer").

                                R E C I T A L S

     WHEREAS, Seller is the owner of all of the outstanding capital stock of Elmagco; and

     WHEREAS, on the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, Elmagco desires to induce Buyer to purchase from Seller and Buyer desires to purchase from Seller, all of the issued and outstanding capital stock of Elmagco, which owns (except as set forth on Schedule 3.5) all of the issued and outstanding capital stock of its subsidiaries, Baylor Electronics, Inc., a Texas corporation; Baylor Controls, Inc., a Texas corporation; Baylor Limited, a United Kingdom corporation; and Schottel, Inc., a Delaware corporation (being collectively referred to herein as the "Subsidiaries" and individually as a "Subsidiary");

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and conditions herein contained, the parties hereby agree as follows:

                    ARTICLE I.  PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale. Upon the terms and subject to the conditions provided herein in reliance on the representations, warranties and covenants hereinafter set forth, on the Closing Date (as defined in Section 2.1 hereof), Seller agrees to transfer and convey to Buyer, and Buyer agrees to acquire from Seller all of the issued and outstanding shares of capital stock of Elmagco (the "Shares").

     1.2 Purchase Price. In consideration for the sale and transfer of the Shares, Buyer shall pay to Seller, at the times and in the manner herein provided, a purchase price of Thirty Million Dollars (US $30,000,000), less the amount of the Dividend (as defined below) and subject to further adjustment as herein provided (the "Purchase Price"), which Purchase Price shall consist of
(i) cash in the amount equal to (a) the lesser of $25,000,000 or the Purchase Price (b) less the amount necessary to result in the issuance of shares of the common stock, $.00001 par value per share ("Common Stock"), of Buyer to Seller with a value, for purposes hereof, of at least $3,000,000, and (ii) shares of Common Stock of Buyer with a value, for purposes hereof, equal to the greater of
(a) $3,000,000 or (b) the difference between the cash portion of the Purchase Price and the Purchase Price. The number of shares of Common Stock to be issued to Seller in satisfaction of the preceding sentence, shall be determined by calculating the average of the last reported sales price per share (or the average of the closing bid and asked prices if no sales have been reported) of Buyer's Common Stock for each trading day within the thirty (30) calendar days immediately preceding the Closing Date and dividing such number into the dollar value thereof to be delivered to Seller as determined above. For example, if the Dividend were $1,500,000, the Purchase Price would be $28,500,000, and the difference between the Purchase Price and the cash portion of the Purchase Price would be $3,500,000 (since the cash portion of the Purchase Price cannot exceed $25,000,000). If the average of the last reported sales price per share for such period were $5.00, the number of shares would be calculated as follows:

          Difference between cash portion of the Purchase Price
          and aggregate Purchase Price                             $ 3,500,000

          Divided by Average Sales Price                           $         5
                                                                   -----------
          Aggregate Shares                                             700,000

For the purposes hereof, the term "Dividend" shall mean the amount, not to exceed $2,000,000, distributed by Elmagco to Seller prior to Closing (and after the Effective Date) as a dividend (exclusive of the amount treated as a dividend under Section 5.1(g)), which shall equal Seller's good faith estimate of Elmagco's after tax net income from operations for the period from January 1, 1998 through June 30, 1998 (the "Effective Date") computed in accordance with Generally Accepted Accounting Principles, consistently applied.

     1.3 Preparation of Initial and Final Effective Date Financial Statements. Elmagco shall engage KPMG Peat Marwick LLP to prepare audited financial statements of Elmagco as of the Effective Date (the "Initial Effective Date Financial Statements"). The Initial Effective Date Financial Statements shall include a closing balance sheet of Elmagco (the "Initial Effective Date Balance Sheet") which shall reflect those assets and liabilities of Elmagco normally reflected on a balance sheet prepared in accordance with generally accepted accounting principles, consistently applied, and which assets and liabilities are divided among the same categories of assets and liabilities contained on the balance sheet of Elmagco as of December 31, 1997 (the "Base Balance Sheet").
The costs of such audit shall be paid one-half by Buyer and one-half by Seller.

     As soon as reasonably practicable after the Closing Date and in any event no later than sixty (60) days after the Closing Date, the Initial Effective Date Financial Statements shall be delivered to Buyer. Upon receipt of the Initial Effective Date Financial Statements, Buyer and its independent accountants ("Buyer's Accountants") shall be permitted during the succeeding thirty (30) day period to examine such books, records and work papers as reasonably necessary in connection with its review of the Initial Effective Date Financial Statements. If Buyer agrees to the Initial Effective Date Financial Statements, they shall become the Final Effective Date Financial Statements. If Buyer cannot agree to the Initial Effective Date Financial Statements it shall within such thirty (30) day period prepare and deliver to Seller a list of disputed adjustments (the "Disputed Adjustments") Buyer believes should have been recorded on such financial statements. Buyer and Seller shall use their best efforts to resolve the Disputed Adjustments. If Buyer and Seller are unable to reach an agreement on the Disputed Adjustments within thirty (30) calendar days after receipt by Seller of the Disputed Adjustments, then the Disputed Adjustments shall be submitted by Buyer and Seller to their independent public accountants on or before the thirty-first (31st) calendar day after receipt by Seller of the Disputed Adjustments, and the parties shall use reasonable efforts to cause these accounting firms to promptly review and assist the parties in resolving the Disputed Adjustments. Buyer and Seller shall each be responsible for the fees, costs and expenses of their respective public accountants. If the independent accountants for Buyer and Seller are unable to reach an agreement on the Disputed Adjustments within fifty (50) calendar days after receipt by Buyer of such Disputed Adjustments, then the Disputed Adjustments shall be resolved by a nationally-recognized firm of certified public accountants mutually acceptable to the independent accountants of Buyer and Seller (the "Accounting Referee"). The parties shall use reasonable efforts to cause the Accounting Referee to promptly review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments. In making such determination, the Accounting Referee shall consider only the items or amounts in dispute (and any other items or amounts relating thereto). Such determination shall be made within thirty
(30) calendar days after the date on which the Accounting Referee receives notice of the Disputed Adjustments, or as soon thereafter as possible. Upon the resolution of all Disputed Adjustments, the Initial Effective Date Financial Statements shall then be amended to reflect the determination of the final value of each of the Disputed Adjustments and shall become the Final Effective Date Financial Statements and the balance sheet contained therein shall become the Final Effective Date Balance Sheet. The fees, costs and expenses of the Accounting Referee in conducting such review shall be shared one-half by Buyer and one-half by Seller.

     The Final Effective Date Financial Statements shall be deemed to be and shall be conclusive and binding on the parties to this Agreement for purposes of determining any adjustment of the Purchase Price pursuant to Section 1.4.

     1.4 Purchase Price Adjustment. The Purchase Price shall be adjusted downward to the extent that the Stockholder's Equity of Elmagco reflected on the Final Effective Date Balance Sheet (adjusted as hereafter provided) is less than $13,278,481 (which is the amount of Stockholder's Equity reflected on the Base Balance Sheet); provided, however that such adjustment shall be made only if such difference exceeds $300,000. The Stockholder's Equity reflected on the Final Effective Date Balance Sheet shall be increased by the amount of any Seller Liabilities (as defined in Section 9.1) reflected on the Final Effective Date Balance Sheet, plus the amount of any reserves for Seller Liabilities (as defined in Section 9.1) in excess of $317,000 which are established in preparation of the Final Effective Date Balance Sheet. In the event the Final Effective Date Balance Sheet has not been prepared by the Closing Date, Seller shall make a good faith estimate of the Stockholder's Equity of Elmagco as of such date and the parties shall adjust the Purchase Price accordingly; thereafter, upon completion of the Final Effective Date Balance Sheet, Seller or Buyer, as appropriate, shall pay the difference between the amount of the adjustment for Stockholder's Equity made on the Closing Date and the amount of the adjustment required based upon the Final Effective Date Balance Sheet. With respect to the foregoing adjustment, the net amount of the required payment shall be made in cash within five business days after such determination has been made. The amount, if any, required to be paid pursuant to this Section 1.4 shall bear interest, at the prime rate announced from time to time by The Wall Street Journal from the Closing Date through the date of payment of such amount, and the total amount of such interest shall be paid at the same time and along with such payment.

     1.5 Method of Payment. On the Closing Date, Buyer shall pay to Seller the cash portion of the Purchase Price by wire transfer of immediately available funds to an account designated by Seller not fewer than three (3) business days prior to the Closing Date and shall instruct its transfer agent to issue or cause to be issued in the name of Seller the portion of the Purchase Price to be paid in shares of Buyer's Common Stock.

     1.6 338(h)(10) Election; Tax Liability; Allocation of Purchase Price. At the request of Buyer, Seller will cooperate with Buyer in making a timely and effective election under Section 338(h)(10) of the Code, with respect to the purchase and sale of the Shares hereunder. Upon presentation of Internal Revenue Service Form 8023 by Buyer to Seller, Seller will, within fifteen (15) days after the such presentation, execute and deliver said Form 8023 to Buyer. If any changes or supplements are required to the Form 8023, Seller agrees to make such changes or supplements. Except as specifically provided herein, any income or Texas franchise tax liabilities of either Seller or Elmagco (including any interest and penalties) incurred as a result of the Section 338(h)(10) election will be the responsibility of Seller. Seller shall be responsible for the payment of all taxes related to taxable income of the Company during the period from January 1, 1998 until the Closing Date. Buyer and Seller agree that the Purchase Price, as adjusted, shall be allocated among the Purchased Assets and the Noncompete Agreement (as hereinafter defined) in such manner as Seller and Buyer shall mutually agree at or prior to the Closing, provided such allocation will be in accordance with the requirements of Section 1060 of the Internal Revenue Code and the rules and regulations promulgated thereunder. Seller and Buyer shall cooperate in making a reasonable allocation of the Purchase Price and all tax returns and reports filed by Seller, Elmagco and Buyer shall be consistent with the agreed allocations.

                             ARTICLE II.  CLOSING

     2.1 The Closing. The transactions contemplated in this Agreement are to be closed, and all deliveries to be made at such time in connection therewith are to be made, at the offices of Brown, Parker & Leahy, L.L.P., 1200 Smith Street, Suite 3600, Houston, Texas 77002 on July 15, 1998 at 10:00 a.m. local time, or at such other place, date and/or time as may be mutually agreed upon in writing by Seller and Buyer (said closing and the date thereof herein referred to as the "Closing" and the "Closing Date," respectively). The Closing shall be deemed to have occurred and be effective for all purposes as of 12:01 a.m., Houston time, on the Closing Date.

     2.2  Termination.

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of Buyer and Seller;

          (b) By either Buyer or Seller by notice delivered to the other if the

     Closing shall not have occurred on or before July 15, 1998; provided, however, that any such termination of this Agreement pursuant to this
     Section 2.2 shall not relieve Buyer of any liability to Seller for any breach of the provisions of Section 2.3 hereof; or

          (c) By either Buyer or Seller by notice delivered to the other if there shall have been entered a final, nonappealable order or injunction of any governmental authority restraining or prohibiting the consummation of the transactions contemplated herein or any material part thereof.

In the event of termination of this Agreement each party hereto will pay all of its own fees and expenses and there will be no further liability hereunder on the part of any party hereto, except under Section 2.3.

     2.3 Breakup Fee. If Buyer fails to consummate the transactions contemplated herein on or before July 15, 1998 (unless extended in writing by Seller and Buyer), except for the reasons enumerated below, Buyer shall pay Seller cash in the amount of $1,000,000. Buyer shall not be required to pay such amount in the event such failure to close is the result of any of the following:

     (i) a material adverse change occurs, in comparison with the same as of December 31, 1997, in or to: the financial condition, operations or business prospects of Elmagco and the Subsidiaries, taken as a whole; the fair market value of Elmagco's and the Subsidiaries' assets; or the amount of Elmagco's and the Subsidiaries' liabilities required to be accrued for under generally accepted accounting principles;

     (ii) Buyer and Seller are unable, after using their best efforts, to obtain any required regulatory approvals;

     (iii) Seller fails to proceed expeditiously to close on or before July 15, 1998, other than as a result of a breach by Buyer of its obligations hereunder; or

     (iv) Buyer is unable, after using its best efforts in good faith, to negotiate a reasonably satisfactory employment agreement with H.B. Payne Jr.

     Any required payment pursuant hereto shall be due and payable five business days following the earlier of termination hereof without cause or July 15, 1998 (unless extended). If, despite such termination, Buyer and Seller subsequently close the transaction contemplated herein, the amount paid shall be credited to the cash portion of the Purchase Price to be paid at any such closing.

                       ARTICLE III.  REPRESENTATIONS AND
                       WARRANTIES OF SELLER AND ELMAGCO

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Elmagco, jointly and severally, represent and warrant to Buyer as follows:

     3.1 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently being conducted by it. Elmagco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently being conducted by it. Elmagco is duly qualified to do business and is in good standing in such jurisdictions as the nature of its business or ownership, leasing or operation of its assets so requires, except where the failure to so qualify would not have a material adverse effect on Elmagco or its business. Each jurisdiction in which Elmagco is qualified to do business is listed on Schedule 3.1 hereto.

     3.2 Authorization. Each of Seller and Elmagco has the corporate power and authority to execute, deliver and perform this Agreement and all other instruments and documents required or contemplated pursuant to this Agreement and to carry out its respective obligations hereunder and thereunder. Such execution, delivery and performance by Seller or Elmagco have been duly authorized by all necessary corporate and other action by each of Seller and Elmagco as required under applicable law and this Agreement is, and such instruments and documents when executed and delivered pursuant hereto will be, the legal, valid and binding obligations of Seller and Elmagco, as the case may be, enforceable against Seller and Elmagco, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, insolvency laws and laws generally relating to the rights of creditors.

     3.3 Capital of Elmagco. The authorized capital stock of Elmagco consists of 2,000 shares of common stock, having a par value of $1.00 each, of which 1,000 shares are issued and outstanding and 1,000 shares of preferred stock, having a par value of $1.00 each, none of which are issued and outstanding. All of the Shares are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Elmagco to issue or to transfer from treasury any additional shares of its capital stock of any class.

     3.4 Title. Seller is the owner, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, except those set forth on Schedule 3.4.

     3.5 Subsidiaries. Elmagco does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, except the Subsidiaries. Except as set forth on Schedule 3.5, Elmagco owns, beneficially and of record, all of the issued and outstanding capital stock of each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all necessary power to own its assets and to carry on its business as presently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or of its properties makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on such Subsidiary or its business. Each jurisdiction in which each Subsidiary is qualified to do business is set forth on Schedule 3.5 hereto. All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and are owned by Company, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. There are no outstanding subscriptions, options, rights, warranties, convertible securities or other agreements or commitments obligating any Subsidiary to issue or to transfer from treasury any additional shares of its capital stock of any class.

     3.6 No Violation. Subject to Elmagco obtaining the Consents (as set forth in Section 3.29), neither the execution, delivery or performance of this Agreement or any instrument or document contemplated herein nor the consummation of the transactions contemplated herein or therein will constitute a violation of, or be in conflict with, or will result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon the Shares or any of the assets of Elmagco or any Subsidiary under:

          (a) any term or provision of the Certificate or Articles of Incorporation or Bylaws of Seller, Elmagco or any Subsidiary;

          (b) any judgment, decree, order, regulation or rule of any court or governmental authority;

          (c)  any statute or law;

          (d) any contract, agreement, indenture, lease or other commitment to which Seller, Elmagco or any Subsidiary is a party or by which Seller, Elmagco or any Subsidiary, as the case may be, is bound; or

          (e) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

Except as provided in Section 3.29 hereof, no consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by Seller or Elmagco in connection with the execution, delivery or performance of this Agreement or any other instrument or document to be executed, delivered or performed hereunder by Seller or Elmagco.

     3.7 Title to Assets. Elmagco and the Subsidiaries have good, marketable and valid title in and to all of their respective assets, free and clear of any lien, mortgage, security interest, pledge or other encumbrance, except for those set forth on Schedule 3.7 (the "Permitted Liens").

     3.8 Condition of Assets. All of the tangible assets of Elmagco and the Subsidiaries are in good operating condition and repair and are useable for the purposes for which they were intended, except for reasonable wear and tear and except to the extent of applicable reserves for repair or replacement of such assets and, to the knowledge of Seller, such assets conform to all applicable statutes, ordinances and regulations relating to their construction, use and operation. All buildings and other similar structures used by Elmagco or the Subsidiaries are free from material defects except to the extent of any applicable reserves established for repair or replacement.

     3.9 Accounts Receivable. Attached hereto as Schedule 3.9 is an accurate aging schedule of all accounts receivable of Elmagco and the Subsidiaries through May 31, 1998, except for accounts receivable from Seller and its affiliates. Such accounts receivable are collectible at the recorded amounts thereof, net of any allowance for doubtful accounts reflected on the Base Balance Sheet or subsequently recorded on the books and records of Elmagco and the Subsidiaries. Such accounts receivable, and all accounts receivable created after that date, arose from valid sales in the ordinary course of business and are collectible in the ordinary course of business, subject in the aggregate to any applicable allowance for doubtful accounts which is consistent with historical levels.

     3.10 Insurance Policies. Schedule 3.10 is a true and accurate list and summary of current insurance coverage or information concerning any self insurance program with respect to

Elmagco and the Subsidiaries. Insurance policies providing such coverage will be outstanding and in full force and effect through the Closing Date. Neither Elmagco and the Subsidiaries nor Seller has received notice from any current insurance carrier of the intention of such carrier (i) to discontinue any material insurance coverage afforded to such companies; or (ii) to materially increase the premium costs of such insurance. The types of insurance policies maintained by Elmagco and the Subsidiaries or Seller with third parties for the benefit of Elmagco and the Subsidiaries, and the coverage afforded by such policies with respect to the operations of Elmagco and the Subsidiaries are, in the opinion of Seller and Elmagco, reasonable in light of the nature of the business conducted and the risks associated with such business. Except as listed on Schedule 3.10, during the past year, no application by Seller or Elmagco or the Subsidiaries for insurance or any bond has been denied for any reason.

     3.11 Employee Benefits. With respect to employee benefits provided by Seller or Elmagco and the Subsidiaries to employees of Elmagco and the
Subsidiaries:

          (a) Seller and/or Elmagco and the Subsidiaries currently maintain or contribute to only those employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are listed on Schedule 3.11 (the "Pension Plans") with respect to one or more employees of Elmagco or the Subsidiaries. Seller has furnished to Buyer a copy of each Pension Plan, all amendments thereto, and any funding arrangement agreement, any investment manager agreement, current summary plan description, and participant informational material relating thereto as well as the actuarial reports, if any, and annual reports with attachments for the immediate past two plan years.

          (b) Seller and/or Elmagco and the Subsidiaries currently maintain or contribute to only those employee welfare benefit plans, as defined in Section 3(1) of ERISA (including, but not limited to, life insurance, medical, hospitalization, holiday, vacation, dental and vision plans) that are listed on Schedule 3.11 (the "Welfare Plans") with respect to one or more employees of Elmagco of the Subsidiaries. Seller has furnished to Buyer a copy of each Welfare Plan, all amendments thereto, current summary plan description, participant informational material, and any funding arrangement agreement relating thereto as well as the annual report with attachments for the immediate past two plan years.

          (c) Seller and/or Elmagco and the Subsidiaries currently maintain or have entered into only those written compensation programs and employment arrangements (including, but not limited to, fringe benefits, incentive compensation, bonus, severance, deferred compensation, and supplemental executive compensation plans, employment agreements, and consulting agreements, but excluding routine administrative procedures or required governmental programs such as Social Security, unemployment and workers' compensation programs) that are listed on Schedule 3.11 (the "Compensation Programs") with respect to one or more employees of Elmagco or the Subsidiaries. Seller has furnished to Buyer a copy of each Compensation Program as well as a copy of any funding arrangement agreement relating thereto.

          (d) Each Pension Plan and any trust maintained in conjunction therewith comply and have been administered in form and operation in all material respects with the provisions of all applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Seller and/or Elmagco and the Subsidiaries have not engaged in nor are contractually bound to enter into any non-exempt "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Pension Plan.

          (e) To the knowledge of Seller, neither Seller and/or Elmagco and the Subsidiaries nor any "controlled company" has participated, or will participate prior to or after the Closing, in any conduct that could result in the imposition upon Buyer, Elmagco or the Subsidiaries of any excise tax under
Section 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA. A "controlled company" is any enterprise which, with Seller and/or Elmagco and the Subsidiaries, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of
Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or any affiliated service group within the meaning of Section 414(m) of the Code.

          (f) To the knowledge of Seller, every employee and former employee of Elmagco and the Subsidiaries, and every dependent of the foregoing entitled to continuation of benefit coverage under any Welfare Plan, has been accorded all of the rights to which such person is entitled as a matter of law or regulation, including any entitlements arising in connection with the transactions contemplated in this Agreement.

          (g) Elmagco and the Subsidiaries do not sponsor or maintain, nor are contributing employers or otherwise a parties to, nor have any obligation or liability under or with respect to, any defined benefit plan within the meaning of Section 3(35) of ERISA.

          (h) Elmagco and the Subsidiaries do not maintain or participate in, nor are obligated to contribute to, nor have ever maintained or participated in, nor been obligated to contribute to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (i) No Welfare Plan provides any health, life or other welfare coverage to employees of Elmagco and the Subsidiaries beyond termination of their employment with Elmagco and the Subsidiaries by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

     3.12 Labor Contracts. Elmagco and the Subsidiaries are not a party to and have no obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization. There are no pending or, to the knowledge of Seller and Elmagco, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of Seller or Elmagco or the Subsidiaries. To the knowledge of Seller and Elmagco, there are no activities or efforts of any labor union or organization (or representatives thereof) to organize any employees, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof.

     3.13 Financial Statements. Schedule 3.13 is the financial statements of Elmagco for the fiscal years ended December 31, 1997, 1996 and 1995 and unaudited interim financial statements of Elmagco and the Subsidiaries for the period ended March 31, 1998 (the "Financial Statements"), along with the unqualified opinion(s) of KPMG Peat Marwick LLP delivered with respect to the audited Financial Statements. Except as otherwise provided therein, the Financial Statements fairly present the assets, liabilities and financial condition of Elmagco and the Subsidiaries in all material respects as of the respective dates and for the respective periods above stated and have been prepared in accordance with generally accepted accounting principles consistently applied as of the respective dates and for the respective periods stated above. Neither Elmagco nor the Subsidiaries has any liabilities or obligations, whether direct, indirect, contingent, absolute, matured or unmatured, or of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the Financial Statements. There is no basis for assertion against Elmagco or the Subsidiaries of any liabilities or obligations not adequately reflected, reserved against or given effect to in the Financial Statements.

     3.14 Taxes. Elmagco and the Subsidiaries have filed all income, franchise, sales and use tax returns required to be filed by them and have paid the taxes shown to be due and payable thereon, or appropriate extension for payment has been requested and received and neither Elmagco nor the Subsidiaries is delinquent thereon. All monies required to be withheld by Elmagco and the Subsidiaries from employees for income taxes, social security and unemployment insurance taxes or charges have been collected or withheld, and either paid to the respective governmental agencies or set aside for such purposes, or accrued, or reserved against and entered upon the books of Elmagco and the Subsidiaries. The provisions for taxes reflected in the Financial Statements are adequate, in all material respects, for federal, state, county and local taxes for the periods ended thereon. Except as set forth on Schedule 3.14, there are no present disputes as to taxes of any nature payable by Elmagco or the Subsidiaries and no tax liabilities of Elmagco or the Subsidiaries.

     3.15 Litigation. Except as set forth on Schedule 3.15, neither Seller nor Elmagco or the Subsidiaries: (i) is engaged in or a party to, or has been threatened with, any legal action, suit, investigation, arbitration or other proceeding either at law or in equity before any court, administrative agency or arbitrator that if asserted and decided adversely to Seller or Elmagco or the Subsidiaries could materially and adversely affect the operations of Seller or Elmagco or the Subsidiaries (present or prospective) or the business or assets (present or prospective) thereof; (ii) has been charged with, or their knowledge are under investigation with respect to, any violation of any provision of federal, state or other applicable law or administrative regulation; or (iii) is subject to any litigation, proceeding or governmental investigation pending or threatened relating to any of the transactions contemplated in this Agreement or which questions the validity of this Agreement or which seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken under this Agreement. Neither Seller nor Elmagco or the Subsidiaries is subject to any judgment, restrain, order or decree entered in any lawsuit or proceeding which would adversely affect Seller's ability to convey the Shares free of any lien, claim or other encumbrance to Buyer.

     3.16 Absence of Material Adverse Change; Conduct of Business. Except as set forth on Schedule 3.16, since the date of the Base Balance Sheet there has not been any:

          (a) sale, assignment, pledge, hypothecation or other transfer of any of the assets of Elmagco or the Subsidiaries except in the ordinary course of business (other than the distribution of the Dividend as contemplated in Section 1.2);

          (b) any condition or contingency that might reasonably be expected to result in any material adverse change in the financial condition or prospects of Elmagco or the Subsidiaries;

          (c) destruction, damage to or loss of, any material asset of Elmagco or the Subsidiaries (whether or not covered by insurance) that materially and adversely affects the financial condition or prospects of Elmagco or the Subsidiaries taken as a whole;

          (d) termination of or material amendment to any Contract (as hereafter defined) or Lease (as hereafter defined) other than in the ordinary course of business;

          (e) waiver or release of any material right or claim of Elmagco or the Subsidiaries;

          (f) increase in compensation payable to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of Elmagco or the Subsidiaries other than in the ordinary course of business;

          (g) labor dispute that materially affects the financial condition of Elmagco or the Subsidiaries;

          (h) actual or suspected loss of any customer or product line or cancellation of any material sales order;

          (i) agreement by Elmagco or the Subsidiaries to do any of the things described in the preceding clauses (a) through (h) except as contemplated in this Agreement.

     3.17 Authorization for this Agreement. Except as contemplated by Section 6.2, no authorization, approval or consent of any governmental department, bureau or agency or other public board or authority is required in connection with the execution and delivery of this Agreement by Seller or Elmagco, for the performance of Seller's or Elmagco's respective obligations hereunder and the consummation by Seller or Elmagco of the transactions contemplated in this Agreement.

     3.18 Compliance with Laws. To the knowledge of Seller, each of Seller and Elmagco and the Subsidiaries is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it, its assets and its business. Neither Seller nor Elmagco or the Subsidiaries has received any written notice of and, to their knowledge, there does not exist any basis for, any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operation, financial condition or prospects of Elmagco and the Subsidiaries taken as a whole. Neither Seller nor Elmagco or the Subsidiaries has received any written opinion or memorandum from any legal counsel to the effect that it, its business or its assets are exposed to any liability that can reasonably be expected to be material thereto.

     3.19 Compliance with Environmental Laws.

          (a) To the knowledge of Seller, any property or facility owned, leased or operated by Elmagco or the Subsidiaries is and has been owned, leased, or operated by Elmagco or the Subsidiaries in material compliance with all applicable Environmental Laws, as defined hereinafter.

          (b) Each of Elmagco and the Subsidiaries has acquired, obtained, applied for or made any permits, licenses, notifications, applications or other reports to or from all governmental or administrative agencies having jurisdiction over it or any property owned, leased or operated by such company, as required under any applicable Environmental Laws.

          (c) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or threatened against any of Elmagco or the Subsidiaries before any federal, state, municipal, foreign or other court, or any other governmental or administrative body or agency, or any private arbitrational tribunal, nor has there been any complaint, order, directive, claim, citation, notice or lien by or in favor of any governmental authority or private person with respect to (i) the use, storage, generation, treatment, transportation or disposal by Elmagco or the Subsidiaries of Hazardous Substances (as hereafter defined); (ii) spills, releases, discharges or disposals of Hazardous Substances on or into any real property, buildings, appurtenances, fixtures and facilities owned, leased, or operated by any of Elmagco or the Subsidiaries, or any other property as a result of operations or activities on real property owned, leased or operated by any of Elmagco or the Subsidiaries, or on or into any surface water, groundwater or sewer system;
(iii) air emissions by Elmagco or the Subsidiaries; or (iv) the violation of or noncompliance by Elmagco or the Subsidiaries with any Environmental Laws, as defined hereinafter.

          (d) As used herein, the term "Environmental Laws" means and includes, without limitation, any federal, state or local law, statute, regulation or ordinance, now or hereinafter enacted, promulgated or issued, regulating or relating to any Hazardous Substances or pertaining to health, safety, industrial hygiene or the environmental conditions on, under or about the business of Elmagco or the Subsidiaries or their respective properties, including without limitation each of the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), 42 U.S.C. (S) 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. (S) 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C.
(S) 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
(S) 1251 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C.
(S) 1801 et seq.; the National Environmental Policy Act of 1975, as amended, 42 U.S.C. (S) 4321 et seq.; the Texas Solid Waste Disposal Act, as amended, Texas Health and Safety Code (S) 361.001 et seq.; the Texas Water Code, as amended,
(S) 26.001 et seq.; and the rules, regulations and ordinances of the U.S. Environmental Protection Agency, the Texas Natural Resource Conservation Commission, and of all other agencies, boards, commissions and other governmental offices, bodies and political subdivisions thereof having jurisdiction over the Business and its property or the use or operation thereof.

          (e) As used herein, the term "Hazardous Substances" means and includes petroleum and any substance, material, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

     3.20 Contracts. Schedule 3.20 is a complete and accurate list of all contracts, agreements and personal property leases, whether written or oral, to which Elmagco or any Subsidiary is a party as of the date of this Agreement (except for certain immaterial contracts, leases or other agreements involving payments of less than $5,000 individually over the life of such agreements and $20,000 in the aggregate for all such agreements over the life of such agreements and which do not impose any significant non-monetary obligations), or of which Elmagco or any Subsidiary is an assignee (the "Contracts"). True and correct copies of all written Contracts have been furnished to Buyer by Seller.

Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto in accordance with the terms of such Contract. There have been no material amendments, modifications or supplements to any Contract, except as set forth on Schedule 3.20. There is no default or claim of default under any Contract and, no event has occurred that, with the passage of time or the given of notice (or both), would constitute a default by Elmagco or any Subsidiary or, to the knowledge of Seller, any other party thereto, under any Contract, or would permit modification, acceleration, or termination of any Contract, or result in the creation of any security interest, lien, mortgage or any encumbrance on any of the assets of Elmagco or any Subsidiary.

     3.21 Real Property and Leases. Schedule 3.21 is a description of all real property owned or other real estate leased by Elmagco or the Subsidiaries (the "Leases") according to the character of the property and the location thereof.
Schedule 3.21 sets forth a brief description (including in each case the annual rental payable, the expiration date, a brief description of the property covered and the name of the lessor) of every lease or agreement, whether written or oral, under which Elmagco or the Subsidiaries is lessee of or holds or operates, any real property. Each of such Leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. There is no default under any Lease or agreement and no event has occurred that with the passage of time or giving of notice (or both) would constitute a default by Elmagco or the Subsidiaries, as applicable, or, to the knowledge of Seller, any other party thereto. Neither Seller nor Elmagco or the Subsidiaries has received any notice of a proposed increase in the assessed valuation of the real property. Elmagco or the Subsidiaries, as applicable, now has and will have at the Closing Date good, marketable and indefeasible title in fee simple to the owned real property, free and clear of all liens, mortgages and other security interests except for those set forth on Schedule 3.21. All utilities required for the operation of the real property are installed and operating, all installation and connection charges have been paid in full, and the right to return of any deposit or contribution in connection therewith shall inure to Elmagco or the Subsidiaries. All utilities are available to the real property in sufficient quantities as required for the operation of the business conducted thereof as presently conducted.

     3.22 Inventory. The inventory reflected in the Financial Statements (the "Inventory") consists of items that are usable and saleable in the ordinary course of business by Elmagco and the Subsidiaries, except for applicable inventory reserves. Subject to such applicable inventory reserve, all items included in the Inventory are the property of Elmagco and the Subsidiaries, and are not missing (except for sales made in the ordinary course of business since December 31, 1997) or obsolete, and are in good condition. Except as set forth on Schedule 3.22, no items included in the Inventory are held by Elmagco or the Subsidiaries on consignment from others. The Inventory reflected in the Financial Statements is based on quantities determined by physical count or measurement, taken as of December 31, 1997, and is valued at the lower of cost (determined on a last in, first out basis) or market value and on a basis consistent with that of prior years. Since December 31, 1997, the Inventory has been replaced as and when used in a manner consistent with past practice.

     3.23 Personal Property. Schedule 3.23 is a complete and accurate list describing, in all material respects, all trucks, automobiles, trailers, other titled vehicles, machinery, equipment, furniture, supplies, tools, dies, jigs, molds, patterns, drawings, and other tangible personal property owned by, in the possession of, or used by Elmagco or the Subsidiaries, except Inventory. The property listed on Schedule 3.23 constitutes all tangible personal property necessary for the conduct by Elmagco and the Subsidiaries of their respective businesses as now conducted and such property is not missing or obsolete.

     3.24 Bank Accounts, Guarantees and Powers. Schedule 3.24 is a complete and accurate list (i) a list of all accounts, borrowing resolutions and deposit boxes maintained by Elmagco and the Subsidiaries at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes;
(ii) all agreements or commitments of Elmagco and the Subsidiaries guaranteeing the payment of money or performance of any other Contracts by Elmagco or the Subsidiaries or by any third persons, and (iii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from Elmagco or the Subsidiaries, together with a summary of the terms thereof.

     3.25 Patents, Trademarks and Licenses. Schedule 3.25 is a complete and accurate list of all of Elmagco's and the Subsidiaries patents, trademarks, service marks, copy rights (whether or not registered) and registrations and applications therefor, trade names owned or used in any way or relating to the business of such company; and the list of all licenses, franchise agreements and other similar agreements relating to any of the foregoing or otherwise owned, used in or any way relating to such business (the "Proprietary Information"). To the knowledge of Seller, Elmagco or the Subsidiaries, as appropriate, has the right and authority to use such Proprietary Information as is necessary to enable it to conduct and to continue to conduct all phases of its business in the manner as now conducted by it, and such use does not, and will not, conflict with, infringe upon or violate any patent or other rights of any person, corporation or entity. To the knowledge of Seller and Elmagco, no person, corporation or entity is infringing upon or violating any rights of Elmagco or the Subsidiaries with respect to such Proprietary Information.

          Elmagco or the Subsidiaries, as appropriate, is the sole owner of each of its trade secrets and has taken all reasonable security measures to protect the secrecy, confidentiality, and value of such trade secrets. To the knowledge of Seller, all of the trade secrets of Elmagco are presently valid and protectible, and are not part of the public knowledge or literature, nor have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Elmagco or the Subsidiaries.

     3.26 Permits. Schedule 3.26 is a complete and accurate list of all permits necessary for the conduct of the business of Elmagco and the Subsidiaries, other than permits, the lack of which would not have a material adverse effect on Elmagco and the Subsidiaries or their business (the "Permits"), together with the expiration date thereof. Except as set forth on Schedule 3.26, such Permits have been validly and properly issued, established and maintained and are in full force and effect.

     3.27 Transactions with Affiliates. Except as set forth on Schedule 3.27, there are no contracts or arrangements (formal, informal, written or oral), directly or indirectly, between Seller and Elmagco or the Subsidiaries or any other person controlling, under common control with or controlled by Seller.

     3.28 Disclosure. No representation or warranty of Seller or Elmagco set forth hereunder or in the schedules attached hereto or in any certificate, statement or other document delivered by or on behalf of Seller or Elmagco hereunder contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.29 Consents and Approvals. Schedule 3.29 is a complete and accurate list of all persons, corporations, or entities whose approval, consent, waiver or authorization (the "Consents") to the execution, delivery of performance of this Agreement by Seller or Elmagco, or any of the instruments or documents to be executed by Seller or Elmagco as contemplated herein, is legally or contractually required or is necessary to duly and validly transfer the Shares being transferred to Buyer or necessary to preclude any cancellation, suspension or termination or reaffirmation of any Contracts, Permits or Leases of Elmagco or the Subsidiaries.

     3.30 Brokerage or Finder's Fees. No broker or finder has acted for or on behalf of Seller or Elmagco in connection with this Agreement or the transactions contemplated in this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or Elmagco, in each case for which Buyer or any affiliate of Buyer has any liabilities or obligations, contingent or otherwise.

     3.31 Year 2000 Compliance. The software and computer programs used by Elmagco and the Subsidiaries will, except to the extent that a reserve has been established for the cost of addressing or remedying such issues: (i) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting the date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) respond to two (2) digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

     3.32 Purchase for Own Account. The shares of Common Stock of Buyer, if any, to be acquired by Seller as part of the Purchase Price pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of Seller at all times to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act of 1933, as amended (the "Securities Act"), and subject, nevertheless, to the disposition of Seller's property being at all times within its control. If Seller should in the future decide to dispose of any of such shares of Common Stock, Seller understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Seller agrees to the imprinting, so long as required by law of a legend on certificates representing such shares to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS SUPPORTED BY A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Seller understands that any shares of Common Stock of Buyer issued to it will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to
Section 4(2) of the Securities Act and that the reliance of Buyer on such exemption is predicated in part on the representations of Seller set forth herein. Seller represents that it is experienced in evaluating companies such as Buyer, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment. Seller further represents that it has had the opportunity to ask questions of and receive answers from executive officers of Buyer concerning the terms and conditions of the offering and to obtain additional information to the satisfaction of Seller. Seller is an "accredited investor as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

     Buyer acknowledges and agrees that, subject to receipt by Buyer of an opinion of counsel of Winstead Sechrest & Minick P.C. that the applicable transfer may be made without registration under the securities laws of the United States of America or any state and will not cause the initial issuance of the Common Stock to Seller to have been made in violation of the securities laws of the United States of America or any state, any one or more of the following transfers of such shares of Common Stock may be made:

     (a) Seller may transfer shares to one or more shareholders of Seller ("Shareholder") pursuant to a complete redemption of such Shareholder's stock in Seller and/or a payment on Seller's indebtedness owed to such Shareholder;
     (b) Seller or a Shareholder may transfer shares to a direct or indirect 80%-or-more-owned subsidiary of Seller or such Shareholder (and thereafter such subsidiary may retransfer such shares to Seller or such Shareholder);
     (c)  a Shareholder may transfer shares to one or more of its shareholders.

     3.33 Suppliers. Schedule 3.33 lists all of the material suppliers and distributors of Elmagco and the Subsidiaries. Except as set forth in Schedule 3.33, no single supplier or distributor accounted for more than 5% of the services or merchandise purchased by Elmagco or the Subsidiaries during the year ended as of the date of the Base Balance Sheet, or during the three months ended March 31, 1998, and no single supplier or distributor is expected to account for more than 5% of such services or merchandise during the twelve-month period ending December 31, 1998. Except as set forth in Schedule 3.33, since the date of the Base Balance Sheet there has not been (i) any material adverse change in the business relationship of Elmagco or the Subsidiaries with any supplier or distributor of services or merchandise identified in Schedule 3.33; or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

     3.34 Customers. Schedule 3.34 sets forth all of the material customers of Elmagco and the Subsidiaries. Except as set forth in Schedule 3.34, no single customer accounted for more than 5% of the combined sales of Elmagco or the Subsidiaries during the year ended as of the date of the Base Balance Sheet, or during the three Months ended March 31, 1998, and no single customer is expected to account for more than 5% of such sales during the twelve months ended December 31 , 1998. Except as set forth in Schedule 3.34 since the date of the Base Balance Sheet there has not been (i) any adverse change in the business relationship of Elmagco or the Subsidiaries with any customer identified in Schedule 3.34; or (ii) any change in any term (including credit terms) of the sales agreements or related agreements with any such customer. During the past two years, neither Elmagco nor any Subsidiary has received any customer complaints concerning its products and services, nor has Elmagco or any Subsidiary had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.

     3.35 Performance Bonds; Letters of Credit. There are no performance or similar bonds or letters of credit currently posted by Elmagco or any Subsidiary.

                     ARTICLE IV.  REPRESENTATIONS OF BUYER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein; Buyer represents and warrants to Seller and Elmagco as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently being conducted by it.

     4.2 Authorization. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and all other instruments and documents required or contemplated pursuant to this Agreement and to carry out its obligations hereunder and thereunder. Such execution, delivery and performance by Buyer has been duly authorized by all necessary corporate and other action by Buyer as required under applicable law and this Agreement is, and such instruments and documents when executed and delivered pursuant hereto will be, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, insolvency laws and laws generally relating to the rights of creditors.

     4.3 No Violation. Neither the execution, delivery or performance of this Agreement or any instrument or document contemplated herein nor the consummation of the transactions contemplated herein or therein will constitute a violation of, or be in conflict with, or will result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets of Buyer or its subsidiaries under:

          (a) any term or provision of the Certificate or Articles of Incorporation or Bylaws of Buyer or any of its subsidiaries;

          (b) any judgment, decree, order, regulation or rule of any court or governmental authority;

          (c) any statute or law;

          (d) any contract, agreement, indenture, lease or other commitment to which Buyer or any of its subsidiary is a party or by which Buyer or any of its subsidiaries is bound; or

          (e) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

No consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by Buyer in connection with the execution, delivery or performance of this Agreement or any other instrument or document to be executed, delivered or performed hereunder by Buyer.

     4.4 Governmental Consents. Except as contemplated by Section 6.2, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated herein requires any filing with, or the authorization, approval or consent of any third party or governmental agency or authority including, without limitation, any filing of a premerger notification.

     4.5 Capitalization of Buyer. The authorized capital stock of Buyer is 50,000,000 shares of common stock, $.00001 par value, of which 30,728,298 shares are issued and outstanding as of the date hereof and 5,000,000 shares of "blank check" preferred stock ("Preferred Stock"), of which 196,000 shares of the 10% Junior Redeemable Convertible Preferred Stock are issued and outstanding as of the date hereof. All outstanding shares of Common Stock and Preferred Stock of Buyer are validly issued, fully paid and nonassessable. At the time of issuance thereof, the Common Stock to be delivered to Seller pursuant to this Agreement will constitute valid and legally issued shares of Common Stock of Buyer, fully paid and nonassessable and will not have been issued in violation of any preemptive rights of the stockholders of Buyer.

     4.6 Brokerage or Finder's Fee. No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated in this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer for which Seller or any affiliate of Seller has any liabilities or obligations, contingent or otherwise.

                  ARTICLE V.  COVENANTS OF SELLER AND ELMAGCO

     5.1 Conduct of the Business Pending Closing. From the date hereof until the Closing, except with the prior written consent of Buyer:

          (a) Elmagco shall maintain itself at all times as a corporation validly existing and in good standing under the laws of Delaware and shall cause each Subsidiary to maintain itself at all times as a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation;

          (b) Elmagco and each Subsidiary shall carry on its business only in the ordinary course, in a good and diligent manner on an arm's-length basis and substantially in the manner carried on historically prior to the date hereof and will not engage in any acquisition, whether by merger, consolidation or otherwise, of all or substantially all of any business or organization or division thereof, or engage in any other activity or transaction or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted;

          (c) Elmagco and each Subsidiary shall not (i) pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee, agent or independent contractor, as such, except for the regular compensation and commission and bonuses payable to such director, officer, employee, agent or independent contractor at the rate in effect on December 31, 1997, or (ii) grant any severance or termination pay to any director, officer, employee, agent or independent contractors;

          (d) Elmagco and each Subsidiary shall continue to carry all of its existing insurance policies insuring its properties and operations, business and assets;

          (e) Elmagco and each Subsidiary shall use its best efforts to preserve its business organization intact, to keep available to Buyer the services of its employees, agents and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it; and

          (f) Elmagco and each Subsidiary shall not amend, extend, permit to expire (in each case, except in the ordinary course of business) or terminate any material Contract, Lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party without the prior written consent of Buyer.

          (g) After June 30, 1998 and prior to Closing, (i) Seller shall contribute to the capital of Elmagco all amounts owing on that certain promissory note in the amount of $2,050,530 (as reflected on the Base Balance Sheet), (ii) Elmagco shall distribute as a dividend that certain promissory note from Seller to Elmagco in the original principal amount of $5,000,000, and (iii) all deferred tax assets and liabilities and all other amounts (except for tax sharing payments) due to or from Affiliates of Elmagco or owing between Seller and Elmagco or the Subsidiaries shall be similarly contributed to capital or forgiven. The net amount accruing to the benefit of Seller after the contribution and forgiveness items provided for in this Section 5.1(g) shall constitute a dividend from Elmagco to Seller, effective immediately prior to Closing.

     5.2 Access to Information. Between the date hereof and the Closing Date, Seller and Elmagco shall give to Buyer and to Buyer's lawyers, accountants and other representatives full and complete access, to any and all of the properties and books and records and other documents of Elmagco and each Subsidiary and shall furnish Buyer with any information concerning the business of each that Buyer may reasonably request.

     5.3 Consents of Third Parties. Between the date hereof and the Closing Date, Seller and Elmagco will use their best and proper efforts to obtain, where required, the consents, authorizations and approvals of all third parties (including, without limitation, all governmental authorities and agencies) to the transactions contemplated herein, including, but not limited to, those set forth on Schedule 3.29. The form of consent used to obtain such consents, authorizations and approvals shall be subject to Buyer's reasonable approval.

     5.4  Hart-Scott-Rodino. Seller and Elmagco shall use all reasonable efforts
(i) to cause to be filed as promptly as practicable with the Department of Justice and the Federal Trade Commission any premerger notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) to respond promptly to inquiries from the Department of Justice or the Federal Trade Commission in connection with the transactions contemplated herein, and (iii) to obtain the earliest possible termination or waiver of the HSR Act waiting period, if applicable.

     5.5 Covenant of Cooperation. After the Closing Date, Seller will give, or cause to be given, to Buyer and its representatives, during normal business hours at Seller's premises and at Buyer's expense, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of Seller and copies thereof (at the expense of Buyer) as is necessary, in Buyer's reasonable judgment, to allow Buyer to obtain information in connection with the preparation for and any audit of the tax returns of Buyer and any tax related claims, demands, other audits, suits, actions or proceedings by or against Buyer as the owner of Elmagco and the Subsidiaries.

                        ARTICLE VI.  COVENANTS OF BUYER

     6.1 Consents of Third Parties. From the date hereof to the Closing Date, Buyer will furnish all reasonable cooperation to Seller in connection with Seller's efforts to obtain, where required, the Consents of all third parties to the transfer of the Shares or relating to the use, operation or ownership of the assets or the business of Elmagco and the Subsidiaries. Notwithstanding the foregoing, Buyer shall not be required to make any payment or assume any obligation not existing prior to Seller's attempts to obtain such Consents.

     6.2 HSR Act. Buyer shall use all reasonable efforts (i) to cause to be filed as promptly as practicable with the Department of Justice and the Federal Trade Commission any premerger notifications required by the HSR Act, (ii) to respond promptly to inquiries from the Department of Justice or the Federal Trade Commission in connection with the transactions contemplated herein, and
(iii) to obtain the earliest possible termination or waiver of the HSR Act waiting period, if applicable.

     6.3 Confidentiality. Buyer acknowledges that Buyer may possess or obtain confidential information of Seller, Elmagco and the Subsidiaries and agrees that Buyer will disclose such information only to its officers, directors, employees, accountants, counsel and other of its representatives who need to know such information for the purposes of the transactions contemplated herein and will disclose such information to others only with the prior written consent of Seller or, where disclosure is required by law or by a government or government agency, prior notice and an opportunity to respond shall be given to Seller. Information shall not be considered to be confidential if such information:

     (a)  is in or passes into the public domain other than by breach of this
          Section 6.4; or

     (b) is known to Buyer prior to disclosure by Seller, Elmagco or the Subsidiaries; or

     (c) is disclosed to Buyer without restriction by a third party not subject to an obligation to maintain the confidentiality thereof.

     Upon any termination of this Agreement, Buyer shall within five business days after written demand return all documents and copies of confidential information to Seller.

     6.4 Nonsolicitation. Until the earlier of (i) the Closing of the transactions contemplated herein or (ii) one year from the date hereof, without the express written consent of Seller, Buyer shall not solicit the customers of Elmagco or the Subsidiaries for the purpose of competing with the business of Elmagco or the Subsidiaries nor shall Buyer solicit the employees of Elmagco or the Subsidiaries for the purpose of employing such employees.

     6.5 Covenant of Cooperation. Buyer agrees that after the Closing Date, Seller, its counsel, accountants, other agents or representatives, and its successors in interest shall have the right of reasonable access, at all times consistent with the minimization of disruption to Buyer's business, to all books, records, and other data (including, as necessary, interviews with employees) which relate to Elmagco and the Subsidiaries on or before the Closing Date in order to prepare tax returns, to prepare for or respond to any governmental audits, assessments or reassessments, in connection with any third-party litigation, arbitrations, or investigations, in order to prepare financial statements, and for other similar purposes including, without limitation, for purposes of presenting evidence or presenting such records in evidence before any court or other governmental agency or authority and for purposes of preparing for any testimony or other proceedings or presentations, and Seller shall reimburse Buyer for any duplicating or similar costs incurred by Buyer in complying with its obligations under this Section 6.5. In the event that Buyer proposes at any time within three years after the Closing Date to destroy any of such books and records, Buyer shall give at least 30 days' prior notice to Seller and shall, if the Seller so requests by notice to Buyer within fifteen
(15) days of the effective date of Buyer's notice, deliver to Seller at Seller's expense the books and records otherwise to be destroyed.

                      ARTICLE VII.  CONDITIONS TO CLOSING

     7.1 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated in this Agreement is, at its option, subject to the following conditions:

          (a) Representations and Warranties. Buyer's representations and warranties shall be true and correct as of the date hereof and as of the Closing Date as though made at the Closing;

          (b) Performance. Buyer shall have performed and complied with all agreements and conditions on its part herein required to be performed or complied with at or before the Closing;

          (c) Review of Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated in this Agreement or any other agreement to be executed and delivered by any of the parties hereunder, or in connection herewith, shall be subject to the reasonable approval of Seller's counsel, and Buyer shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto; and

          (d) Governmental Consents. Any and all necessary consents (including, without limitation, any necessary permits) of and filings with any governmental authority or agency (including, without limitation, any environmental regulatory authority or agency) relating to the consummation of the transactions contemplated in this Agreement shall have been obtained or accomplished, and no action, proceeding, inquiry or investigation by any private or governmental agency shall have been brought that questions the validity or legality of the transactions contemplated in this Agreement;

          (e) HSR Act Waiting Period. All waiting periods pursuant to the HSR Act shall have expired or terminated and the Department of Justice and the Federal Trade Commission shall have not made a request for additional information, which information has not been supplied, or have taken any action to prevent the transactions contemplated in this Agreement.

          (f) Other Consents. The consents required from the parties to the Consents listed on Schedule 3.29 shall have been obtained (unless waived by Buyer);

          (g) Litigation. No person shall have instituted a lawsuit seeking to void this Agreement or enjoin consummation of the transactions contemplated herein which in the opinion of counsel for Seller, after consultation with counsel for Buyer, has a substantial likelihood of success on the merits; and

          (h) Delivery of Closing Documents. Buyer shall have delivered at the Closing the cash portion of the Purchase Price, shall have instructed its transfer agent to issue the Shares and shall have delivered all of the documents described in Section 8.2 below.

     7.2 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated in this Agreement is, at its option, subject to the following conditions:

          (a) Representations and Warranties. Seller's and Elmagco's representations and warranties shall be true and correct as of the date hereof and as of the Closing Date as though made at the Closing;

          (b) Performance. Seller and Elmagco shall have performed and complied with all agreements and commitments on their part herein required to be performed or complied with at or before the Closing;

          (c) Absence of Casualty. Between the date hereof and the Closing, there shall have been no material damage or destruction to the assets of Elmagco and the Subsidiaries, taken as a whole, by fire, flood or other Act of God;

          (d) Governmental Consents. Any and all necessary consents (including, without limitation, any necessary permits) of and filings with any governmental authority or agency (including, without limitation, any environmental regulatory authority or agency) relating to the consummation of the transactions contemplated in this Agreement shall have been obtained or accomplished, and no action, proceeding, inquiry or investigation by any private or governmental agency shall have been brought that questions the validity or legality of the transactions contemplated in this Agreement;

          (e) HSR Act Waiting Period. All waiting periods pursuant to the HSR Act shall have expired or terminated and the Department of Justice and the Federal Trade Commission shall have not made a request for additional information, which information has not been supplied, or have taken any action to prevent the transactions contemplated in this Agreement.

          (f) Other Consents. The Consents required from the parties to the Consents listed on Schedule 3.29 shall have been obtained;

          (g) Review of Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated in this Agreement or any other agreement to be executed and delivered by any of the parties hereunder, or in connection herewith, shall be subject to the reasonable approval of Buyer's counsel, and Seller and Elmagco shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto;

          (h) Delivery of Closing Documents. Seller and Elmagco shall have delivered at the Closing all of the documents described in Section 8.1 below;

          (i) No Material Adverse Change; Due Diligence. Since December 31, 1997, there shall have been no material adverse change in or to the financial condition, the operations or the business prospects of Elmagco or the Subsidiaries, taken as a whole, or the fair market value of their assets. Buyer shall have completed its legal, financial, accounting, operational and other due diligence, including, but not limited to, environmental audits deemed appropriate by Buyer and shall have discovered no facts or circumstances which were not previously disclosed to Buyer which, individually or in the aggregate, are material and adverse to Elmagco or the Subsidiaries or their business assets financial condition or prospects, taken as a whole;

          (j) Employment Agreements. Buyer shall have entered into an employment agreement with H.B. Payne, Jr. on terms and conditions satisfactory to Buyer;

          (k) Litigation. No person shall have instituted a lawsuit seeking to void this Agreement or enjoin consummation of the transactions contemplated herein which in the opinion of counsel for Buyer, after consultation with counsel for Seller, has a substantial likelihood of success on the merits;

          (l) Mortgages. The mortgagees and lien holders under the Permitted Liens shall have consented to the transaction contemplated herein, if required, and waived any acceleration of the indebtedness secured thereby or Seller shall have discharged such Permitted Liens and provided financing to Buyer in a like amount under substantially identical terms and conditions as existed under the Contract governing the Permitted Liens and the indebtedness secured thereby; and

          (m) Intercompany Debts and Liabilities. Seller shall execute such releases as may be necessary or appropriate to (i) forgive or contribute all obligations owing to Seller or its affiliates from Elmagco and the Subsidiaries to the capital of Elmagco or the Subsidiaries, as appropriate, and to release any and all liens, claims or encumbrances relating thereto, and (ii) any and all claims and rights Seller or its affiliates may have against Elmagco or the Subsidiaries.

                     ARTICLE VIII.  DELIVERIES AT CLOSING

     8.1 Deliveries of Seller and Elmagco. At the Closing, Seller shall deliver or cause to be delivered to Buyer, duly executed:

          (a) Stock Certificates. A certificate or certificates representing the Shares registered in the name of Seller, duly endorsed by Seller for transfer or accompanied by an assignment of the Shares duly executed by Seller, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions which shall include a release of all items set forth in Schedule 3.4;

          (b) Books and Records. The books and records of Elmagco and the Subsidiaries;

          (c) Opinion of Counsel. The opinion of Winstead Sechrest & Minick P.C., counsel for Seller and Elmagco, dated the Closing Date in form reasonably satisfactory to Buyer's counsel;

          (d) Officers' Certificates. Certificates signed by the President, Chairman or an Executive Vice President of Seller and Elmagco dated the Closing Date, as to the truth and accuracy of the respective representations and warranties of each at the Closing Date and certifying that all of the covenants, obligations and conditions to be performed as of the Closing on their part under this Agreement have been duly performed;

          (e) Secretary's Certificate. A Secretary's Certificate shall be delivered attesting to the incumbency and the signature specimens with respect to the officers of Seller and Elmagco executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of Seller or Elmagco and attesting to the copies of the corporate actions and proceedings of Seller and Elmagco required to carry out the transactions contemplated in this Agreement or incidental thereto and attesting to such other instruments and documents as counsel for Buyer shall reasonably request;

          (f) Assumption of Employment Agreement. Seller shall deliver evidence, satisfactory to Buyer, that the obligations of Elmagco arising out of or related to any employment or other compensation agreements with H.B. Payne, Jr. shall have finally and completely been assumed by Seller.

          (g) Other Requested Documents. Further instruments and documents, in form and content reasonably satisfactory to counsel for Buyer, as may be necessary or appropriate more fully to consummate the transaction contemplated herein.

     8.2 Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

          (a) Purchase Price. The cash portion of the Purchase Price in the manner described in Section 1.2 above;

          (b) Opinion of Counsel. The opinion of Brown, Parker & Leahy, L.L.P., counsel to Buyer dated the Closing Date in form reasonably satisfactory to Seller's counsel; and

          (c) Officers' Certificates. Certificates signed by the President, Chairman or an Executive Vice President of Buyer dated the Closing Date, as to the truth and accuracy of the representations and warranties of Buyer at the Closing Date and certifying that all of the covenants, obligations and conditions to be performed as of the Closing on its part under this Agreement have been duly performed; and

          (d) Secretary's Certificate. A Secretary's Certificate shall be delivered attesting to the incumbency and the signature specimens with respect to the officers of Buyer executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of Buyer and attesting to the copies of the corporate actions and proceedings of Buyer required to carry out the transactions contemplated in this Agreement or incidental thereto and attesting to such other instruments and documents as counsel for Seller shall reasonably request.

                          ARTICLE IX.  INDEMNITY AND
                        OTHER POST-CLOSING OBLIGATIONS

     9.1  General Indemnity.

          (a) Seller agrees to reimburse, hold harmless, indemnify and defend Buyer and its officers, directors, controlling persons (if any), employees, attorneys, agents, partners representatives, successors and assigns (the "Buyer Indemnitees") from and against any loss, suit, claim, action, cause of action, proceeding (formal or informal), investigation, judgment, deficiency, actual or punitive damage, settlement, liability, expense or cost of any kind or amount whatever, including court costs and reasonable attorneys' fees (collectively, "Claims") which results from or arises out of or is based upon:

              (i) the inaccuracy of any representation or warranty made by Seller or Elmagco (other than Section 3.14 which is covered in Section 9.1(a)(iii) below), or the failure to perform or breach by Seller or Elmagco of any covenant, obligation or agreement contained in this Agreement, the Exhibits or Schedules hereto, the bring-down certificate required by Section 8.1(d) and any amendments that may be entered into;

              (ii) any pending or threatened litigation, claim or assessment against Elmagco (including but not limited to any claim based on tort liability, product liability, warranty, negligence or strict liability) designated by Buyer, in its sole discretion, and set forth on Schedule 9.1 which is to be delivered by Buyer to Seller at Closing ("Seller's Liabilities"); provided, however, that Seller shall have no liability under this Section 9.1(a)(ii) until and only to the extent that the aggregate Claims under this Section 9.1(a)(ii) exceed $317,000; and

              (iii)  any inaccuracy of the representation set forth in Section
          3.14 or the failure of Seller to pay any taxes, including, without limitation, any Texas franchise tax liability accruing to either Elmagco or Seller, and any liability for gain or loss on the sale of Shares pursuant to this Agreement arising out of or related to the transactions contemplated in this Agreement.

     ; provided further, however, that notwithstanding the other provisions of this Article IX, (1) Seller shall have no obligation to indemnify any Buyer Indemnitees with respect to any Claim unless Buyer notifies Seller of the claim or potential claim for indemnification not later than the first anniversary of the Closing Date for matters covered by Section 9.1(a)(i) and the third anniversary of the filing of Seller's 1998 United States federal income tax return (with attached Section 338(h)(10) election) for matters covered by
Section 9.1(a)(iii); (2) Seller shall have no obligation to indemnify Buyer for any Claim under Section 9.1(a)(i) until the amount of such Claim equals or exceeds $50,000 or the sum of all Claims equals or exceeds $100,000, at which time Buyer shall have the right to indemnification for the full amount of each such Claim; and (3) Buyer's sole recourse for indemnification of Claims under Sections 9.1(a)(i) and 9.1(a)(iii) shall be against the Escrow Fund established pursuant to Section 9.2. Provided further, that of the amount held in the Escrow Fund, no more than $1,500,000 thereof may be paid out to satisfy claims made pursuant to Section 9.1(a)(i). The entire amount of the Escrow Fund shall be subject to being paid out to satisfy claims made pursuant to Section 9.1(a)(iii).

     The Indemnity Agreement contained in this Section 9.1(a) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Buyer. Any indemnification payments made to Buyer shall be deemed an adjustment to the Purchase Price.

          (b) Buyer agrees to hold harmless, indemnify and defend Seller and its officers, directors, controlling persons, employees, attorneys, agents, representatives, successors and assigns (the "Seller Indemnitees") from and against any loss, claim, cause of action, damage, liability, expense or cost of any kind or amount whatever including court costs and reasonable attorneys' fees which result from or arise out of the inaccuracy of any representation or warranty made by Buyer, or the failure to perform or breach by Buyer of any covenant, obligation or agreement contained in this Agreement, the Exhibits or Schedules hereto, the bring-down certificate required by Section 8.2(c) and any amendments that may be entered into.

     The Indemnity Agreement contained in this Section 9.1(b) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Seller or Elmagco. Any indemnification payments made by Buyer to Seller shall be deemed an adjustment to the Purchase Price.

     9.2 Escrow. (a) The indemnification obligations of Seller under Sections 9.1(a)(i) and (iii) shall be secured by an escrow fund of the number of shares of the Common Stock of Buyer, which is a portion of the Purchase Price, having a value, as determined in Section 1.2, of $3,000,000 (the "Escrow Fund"), which shall be held by a federally insured savings or banking institution mutually acceptable to Buyer and Seller (the "Escrow Agent") pursuant to the terms of an escrow agreement in form and substance satisfactory to Buyer and Seller (the "Escrow Agreement"). The Escrow Agreement shall provide that Seller shall have the right to receive any cash dividends paid, if any, on the shares of Common Stock in the Escrow Fund.

          (b) In the event that any Buyer Indemnitee has a claim for indemnification under this Article IX, Buyer shall give written notice of same to Seller. If Seller has not corrected or remedied such claim within thirty (30) days following receipt of such notice and does not dispute such claim, then Buyer shall be entitled to receive immediately from the Escrow Fund an amount of shares from the Escrow Fund having a value equal to the amount of such claim. If Seller disputes such claim, Buyer shall not be entitled to receive any amount from the Escrow Fund with respect to such claim prior to resolution of such dispute pursuant to Article XI or otherwise, but any such delay shall be without prejudice to any extension of the Escrow Fund pursuant to Section 9.2(c) hereof. For purposes of valuing the shares of Common Stock for payment of any Claim, such value shall be determined by calculating the average of the last reported sales price per share (or the average of the closing bid and asked prices if no sales have been reported) of Buyer's Common Stock for each trading day within the thirty (30) calendar days immediately preceding the date of Buyer's notice of such Claim, or, if no such reports are rendered, the fair market value of such shares over such period determined in good faith by the Board of Directors of Buyer.

          (c) Provided no dispute then exists as to any claim by Buyer of all or a portion of the Escrow Fund and provided all obligations of Seller to Buyer which are payable from the Escrow Fund are satisfied, the remaining Escrow Fund will be released to Seller on the three (3) year anniversary of the filing of Seller's 1998 United States federal income tax return. To the extent a dispute does exist as to a claim or claims on such anniversary date, an amount equal to the amount of such claim or claims will be withheld from such remaining Escrow Fund and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim or claims have been fully resolved.

     9.3 Defense of Claims. If any Buyer Indemnitee or Seller Indemnitee (the "Indemnified Party") desires to make a claim against the party obliged to provide indemnification to such Indemnified Party (the "Indemnitor"), the Indemnified Party shall give prompt notice in writing (a "Claim Notice") to the Indemnitor describing in reasonable detail the facts giving rise to any claim for indemnification hereunder promptly after the receipt of knowledge of the facts upon which such claim is based (but in no event later than 10 days prior to the time any response to the asserted claim is required). Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may control negotiations towards the resolution of any such claim without the necessity for litigation, and, if litigation ensues, assume the defense thereof at such Indemnitor's cost and with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall extend reasonable cooperation in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded, based upon the opinion of its outside legal counsel, that there may be one or more legal defenses available to it, or to any other Indemnified Party who has submitted a Claim Notice to the Indemnitor, which are different from or additional to those available to the Indemnitor, in either of which events such fees and expenses shall be borne by the Indemnitor (but in no event shall the Indemnitor be required to pay the fees and expenses of more than one counsel employed by more than one Indemnified Party with respect to any claim) and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim for monetary damages for which indemnification has been sought and is available hereunder; provided, however, that neither Indemnitor nor the Indemnified Party shall settle, compromise or make any disposition of any claim under this Article IX which would or may result in liability to the Indemnified Party or Indemnitor, respectively, without the written consent of Indemnitee or Indemnitor, respectively. No claim for indemnification under Section 9.1(a)(i) or Section 9.1(b) may be made more than one year after the Closing Date. No claim to indemnification under Section 9.1(a)(iii) may be made more than three years after the date of filing of Seller's 1998 United States federal income tax return.

     9.4 Participating Distributees. This Section 9.4 shall apply if Seller dissolves while Seller Liabilities remain outstanding.

          (a) For purposes of this Section 9.4, the following terms shall have the meanings set forth below:

              (i) "Participating Distributees" shall mean shareholders and Participating Creditors of Seller who are distributed Purchase Consideration by Seller.

              (ii) "Purchase Consideration" shall mean the cash and Common Stock constituting the Purchase Price.

              (iii) "Section 9.1(a)(ii) Obligations" means Seller's obligations arising under Section 9.1(a), only insofar as they arise under
     Section 9.1(a)(ii).

          (b) If shareholders of Seller are distributed less than seventy-five percent of the Purchase Consideration, Seller shall designate as "Participating Creditors" one or more of its creditors who receive Purchase Consideration, such that no less than seventy-five percent of the Purchase Consideration is received by Seller's shareholders and Participating Creditors.

          (c) Prior to the distribution of any Purchase Consideration by Seller, Seller shall cause each Participating Distributee to execute and deliver to Buyer agreements, in form and substance reasonably satisfactory to Buyer, providing for the assumption of Seller's Section 9.1(a)(ii) Obligations upon the following terms and conditions:

              (i)    Each Participating Distributee shall be liable for Seller's
     Section 9.1(a)(ii) Obligations to the extent, and only to the extent, of the Purchase Consideration distributed to it by Seller.

              (ii) A Participating Distributee shall constitute an "Indemnitor" under Section 9.3 and shall have all other rights of Seller under this Agreement insofar as they relate to the Section 9.1(a)(ii) Obligations for which such Participating Distributee is liable.

              (iii) Such other terms and conditions as Seller, Buyer or the Participating Distributee may reasonably require in order to carry out the intent of this Section 9.4.

Nothing in this Section 9.4 is intended to, nor shall it be construed to, limit in any respect Seller's indemnification obligations under this Agreement.

                     ARTICLE X.  MISCELLANEOUS PROVISIONS

     10.1 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given and made when delivered personally or sent by facsimile transmission with a copy following by mail or, if mailed, when deposited in the United States mail, as follows:

          If to the Seller:

               Begemann, Inc.
               c/o H. B. Payne, Jr.
               500 Industrial Boulevard
               Sugar Land, Texas  77478

          with a copy to:

               Winstead Sechrest & Minick P.C.
               910 Travis, Suite 1700
               Houston, Texas  77002
               Attention:  Ross D. Margraves, Jr.

          If to Buyer:

               Boots & Coots International Well Control, Inc.
               5151 San Felipe, Suite 450
               Houston, Texas 77056
               Attention: Larry Ramming, Chief Executive Officer with a copy to:

               Brown, Parker & Leahy, L.L.P.
               1200 Smith Street, Suite 3600
               Houston, Texas  77002
               Attention:  Barry Davis


provided, however, that if any party shall have designated a different address or facsimile number by notice to the other, then such notice shall be sent to the last address and facsimile number so designated.

     10.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto, and the agreements and other documents expressly referred to herein embody the entire agreement and the understanding of the parties hereto with respect to the subject matter hereof.

     10.3 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, Seller and Elmagco, and their respective legal representatives, successors and assigns; the parties may assign this Agreement or any rights hereunder with the written consent of the other parties hereto which consent may not be unreasonably withheld.

     10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     10.5 Waiver; Consent. Whenever the consent, approval, agreement, waiver, designation, notice, demand or other written action by Buyer or Seller is provided for in this Agreement, the same may be given on behalf of such party in a writing signed by its President, an Executive Vice President or a Vice President. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder shall be deemed to be a wavier of any other condition or subsequent breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     10.6 Other and Further Covenants of Seller. At any time after the Closing, and without further consideration, Seller will execute and deliver such other and further instruments of conveyance, transfer and confirmation as Buyer may reasonably request in order more effectively to convey, confirm and transfer the properties transferred hereunder; provided, however, that Buyer shall reimburse Seller for all out-of-pocket expenses incurred in connection therewith.

     10.7 Governing Law. This Agreement shall be deemed to have been executed and delivered in Houston, Harris County, Texas. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of Texas, including the Uniform Commercial Code as enacted in that jurisdiction, without giving effect to the principles of conflicts of laws thereof.

     10.8 Expenses. Each of the parties to this Agreement shall bear all expenses incurred by it in connection with the negotiation of this Agreement and, except as otherwise provided herein, in the consummation of the transactions provided for herein and the preparation therefor.

     10.9 Public Announcements. Prior to Closing, except as may be required by law, no party hereto shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto. After the Closing, all public announcements or filings with respect to the transactions provided for herein shall be subject to the prior approval of Buyer.

     10.10 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transaction contemplated by this Agreement is consummated to the extent possible.

     10.11 Incorporation by Reference. The Exhibits and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference.

                        ARTICLE XI.  DISPUTE RESOLUTION

     11.1 Dispute Resolutions. Except with respect to injunctive relief, neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Harris County, Texas to appoint a mediator certified by the Supreme Court of Texas. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect, subject to the provisions of this Article. Each party shall appoint one arbitrator from the panels of arbitrators of the American Arbitration Association within thirty days after the statement issued by the mediator and these two arbitrators shall appoint a third arbitrator within ten days after their selection. The arbitration shall commence within thirty days after all of the arbitrators have been selected and shall conclude within thirty days thereafter. The arbitrators shall render their decision within thirty days after the conclusion of the arbitration. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses, including reasonable attorneys' fees, of the prevailing party in any dispute arising under this Agreement will be promptly paid by the other party.

          IN WITNESS WHEREOF, Seller, Elmagco and Buyer have caused this Agreement to be duly executed in their respective corporate names by their respective duly authorized officers, all as of the day and year first above written.

BUYER:                                   SELLER:
BOOTS & COOTS INTERNATIONAL              BEGEMANN, INC., a Delaware
WELL CONTROL, INC., a Delaware           corporation
corporation



By:                                      By:
   ----------------------------             --------------------------
Name:                                    Name:
     --------------------------               ------------------------
Title:                                   Title:
      -------------------------                -----------------------



                                         ELMAGCO:

                                         ELMAGCO, INC.


                                         By:
                                            --------------------------
                                         Name:
                                              ------------------------
                                         Title:
                                               -----------------------